Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-108835) of CNO Financial Group, Inc. of our report dated March 3, 2010, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the composition of reportable segments discussed in Note 1, as to which the date is December 1, 2010, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K of CNO Financial Group, Inc. dated December 1, 2010.

/s/ PricewaterhouseCoopers LLP

Indianapolis, Indiana
December 1, 2010